[LOGO]Quaker Chemical Corporation

                                                                  EXHIBIT 10(ee)


                                                         JOSEPH W. BAUER
                                                         PRESIDENT AND
                                                         CHIEF OPERATING OFFICER

                                                              September 28, 1999


Mr. Marcus C. J. Meijer
Bruglaan 3
3743 JB Baarn
The Netherlands

Dear Marc,

Effective July 1, 1999, you have been appointed Senior Vice President - Global Industry Leader Metalworking/Chemical Management Services of Quaker Chemical Corporation.

Due to your position as per July 1, 1999, your employment contract with Quaker Chemical Europe B.V. has been terminated as per June 30, 1999. Instead, your employment agreement as of July 1, 1999 shall be with Quaker Chemical Corporation ("Quaker").

Addendum 1 to this letter of appointment contains the General Terms of Employment of Quaker's corporate officers. These General Terms form part of your employment agreement with Quaker.

You will maintain offices in the corporate headquarters at Conshohocken and in the offices of Quaker Chemical Europe B.V.

Further, it is understood that you will fully and promptly communicate to Quaker all inventions, discoveries, developments, formulas, or processes made or conceived by you at any time during the term of your employment by Quaker which relate to any chemical work or any other lines of Quaker's activities.

In addition, you will assist Quaker, entirely at its own expense, to obtain, for its sole benefit, any and all patents for these inventions, discoveries, formulas, or processes in any and all countries. All such inventions, discoveries, formulas, or processes are to be and remain the exclusive property of Quaker or its nominees, whether patented or not.

Further, you will keep complete, accurate, and authentic notes, data, and records of all such information and of all work done by you, alone or jointly with others, in a


ELM AND LEE STREETS o CONSHOHOCKEN o PENNSYLVANIA 19428-0809 o USA o TELEPHONE:
610-832-8589 o FACSIMILE: 610-832-4494

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Mr. Marcus C. J. Meijer
September 28, 1999
Page Two

form directed by Quaker and at the request of Quaker. You will make application, in due form, for United States Letters Patent and Foreign Letters Patent on any invention subject to this Agreement and assign and transfer to it all your right, title, and interest therein and thereto if any you may have; and you will execute and deliver from time to time, during or after this term of your employment by Quaker, all instruments and do all acts which may be necessary or which, in the opinion of Quaker, may be desirable in connection with any such patent application (or any continuation, renewal, or reissue proceedings pertaining thereto) or to establish, confirm, and perfect in Quaker all your right, title, and interest, if any, in any such invention or in connection with the conduct of any proceeding or litigation in regard to such invention, patent application, or patent.

The individual terms of your employment agreement with Quaker read as follows:

         1. (a) The agreement is entered into for an indefinite period of time and may be terminated at any time by either party upon the giving of notice of three months prior to the effective date of such termination.

               (b) If Quaker acts to terminate the employment for reasons which are in Quaker's opinion beyond the Senior Vice President's fault, a settlement shall be paid at the expiration of the three-month notice period. The amount of the settlement shall be two month's income per full year of service at the termination date with a maximum of 24 months. For the purpose of this paragraph (b), "income" shall mean base salary at its then current annual rate plus a vacation allowance equal to 8 1/2% of the current base salary with bonus calculated based on the average annual bonus (per Article 7 herein including, if applicable, annual bonuses paid by Senior Vice President's prior employer, Quaker Chemical Europe B.V., but excluding all amounts paid under any of Quaker's long-term incentive plan(s)) paid over the three years prior to the year in which the termination occurs.

                   In the event Quaker is acquired or otherwise falls under the majority control of a third party, a 24 month salary, bonus (calculated in the same manner as set forth above), and vacation allowance will be paid if the Senior Vice President elects to resign his position within 12 months of such change in control.

                  (c) If the employment is terminated for reasons other than described in Article 1(b) above, no settlement will be due.



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Mr. Marcus C. J. Meijer
September 28, 1999
Page Three

         2. The applicable position description is attached hereto as Addendum 2 and forms part of the terms of your employment agreement.

         3. Quaker shall pay to you an annual rate of salary as set forth in Addendum 1 attached hereto, payable monthly, during the term of this employment agreement or any extension or renewal thereof. The rate of salary will be reviewed on an annual basis consistent with Quaker's then current practice for reviewing officers' salaries and performance, but, at a minimum, there will be an adjustment to be effective as of January 1 each year based on the inflation rate in The Netherlands for the preceding year and merit increases, if any, to be given as of March 1 of each year.

         4. The character of the position of Senior Vice President implies that you will obtain detailed knowledge of Quaker technology and know-how. In view hereof, the Declaration of Secrecy and Non-Competition, which is attached hereto as Addendum 3, forms part of the terms of your employment agreement.

         5. You will be entitled to a vacation allowance of 8.5% of your annual base salary (12 x monthly gross salary) which will be paid to you in April of each year.

         6. In view of the representative character of your job, you will be entitled to a representation allowance of Dfl. 600,-- per month net. This allowance should not be seen as salary but is meant as compensation for expenses resulting from entertainment of business relations at home, etc. In case there will be a change in the Dutch (tax) law, the new (tax) legislation will be applied.

         7. You shall participate in such Quaker incentive programs as described and set forth in Addendum 1. As an Officer of Quaker, the particulars of Addendum 1 as it relates to incentive programs may be amended by the Board of Directors at any time as to any matter set forth therein, including eligibility to participate in any given Quaker incentive plan, the level of participation in any Quaker incentive plan, and the terms and conditions of any Quaker incentive plan. For the purposes of this Agreement, the term "Quaker Incentive Program" shall refer to each individual as well as the combined incentive programs approved by the Board of Directors. Revisions to Addendum 1 shall become effective upon notification in writing by Quaker.



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Mr. Marcus C. J. Meijer
September 28, 1999
Page Four

         8. You will be entitled to a company automobile for business and personal use with full maintenance and cost of fuel for both business and personal travel. In accordance with the subject Quaker Chemical Europe B.V.'s Car Policy, the car may cost a maximum of Dfl. 93,000.--, including VAT, which amount will be reviewed on a yearly basis.

         9. You will be entitled to 100% reimbursement of your telephone expenses upon receipt of the PTT bill. If there should be a change in the Dutch
(tax) law, the new (tax) legislation will be applied.

         10. All pension rights resulting from your employment contract with Quaker Chemical Europe B.V. will be taken over by Quaker.

               You will not participate in the Collective Pension Plan; instead, an individual Pension Plan prepared by W. Houg and approved by Quaker will be applicable. For this Pension Arrangement, a premium of 16.75% of the pensionable salary: 13 x monthly salary + vacation allowance (= 8.5% of 12 x monthly salary) will be paid by Quaker.

               You will be eligible for early retirement consistent with Quaker Chemical B.V.'s policy.

         11. You will participate in the (premium-free) Company Collective Health Insurance Scheme, the Business Travel Accident Insurance, the Travel Luggage Insurance, and the Supplementary Disability Insurance.

         12. You are entitled to the "spouse travel arrangement" which serves to compensate the family inconvenience by frequent travel; you are allowed to be accompanied by your wife once per year on one approved business trip with a maximum of seven days paid by Quaker; the place is determined by the business trip, and the days are not in addition to the trip.

         13. You will be entitled to a number of paid holidays in accordance with the Company Holiday Arrangement set forth in Article 6 of Addendum 1.


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Mr. Marcus C. J. Meijer
September 28, 1999
Page Five

         14. With regard to Jubilee gifts, see Article 7 of Addendum 1 for details.

         15. In case of relocation, you will be entitled to reimbursement in accordance with Article 8 of Addendum 1.

         16. The above provisions reflect all employment conditions applicable to you as of July 1, 1999. Any other employment conditions which might have been agreed upon with you previously, either verbally or in writing, are no longer applicable as of July 1, 1999 other than the application of the General Terms of Employment (A.R.A.P. - Algemene Regeling Arbeidsvoorwaarden Personeel) and all amendments thereto which shall continue to apply to this employment contract as it did to the previous contract.

         17. This contract is subject to the laws of The Netherlands.

         If you agree with the contents of this letter of appointment, we expect you to return a signed copy of this letter and of its Addenda, each single page signed by you.


 QUAKER CHEMICAL CORPORATION                    Signed for agreement:




By:  /s/ Joseph W. Bauer                          /s/ Marcus C. J. Meijer
    ------------------------------              -----------------------------
    Joseph W. Bauer                             Marcus C. J. Meijer
    President and Chief Operating Officer


Date:        9/30/00                            Date: September 30, 1999
     -------------------------------                 ------------------------

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                                   ADDENDUM 1
                                   ----------

                to letter of appointment dated September 9, 1999
                             of Mr. M. C. J. Meijer

                     SUMMARY OF GENERAL TERMS OF EMPLOYMENT
                     --------------------------------------


1.       Salary

         Your annual base salary will amount to Dfl. 460,000 gross (subject to applicable withholding) as per July 1, 1999 which will be paid in 12 monthly installments of Dfl. 38,333.33 gross (subject to applicable withholding).

 2.      Incentive Program

         You will be entitled to an annual incentive bonus package to be established at 0 up to a maximum of 55% of base annual salary (annual salary defined as monthly gross salary x 12). For the year 1999, you will receive the bonus that you would have been entitled to had you remained in the employ of Quaker Chemical Europe B.V.

         The new bonus arrangement is effective beginning 1/2000. Bonus payment will be determined based on achieving global metalworking/CMS operating income and corporate profit before-tax targets to be set on an annual basis. The weighting will be 40% global metalworking/CMS operating income and 60% corporate profit before tax.

         For annual incentive bonus, we will implement the following transition process:

               For the year 2,000, we will guarantee that you receive a minimum of 30% of your annual salary. (Annual salary defined as monthly salary x 12.)

               For the year 2001, we will guarantee that you receive a minimum of 25% of your annual salary. (Annual salary defined as monthly salary x 12.)

               For the year 2002, we will guarantee that you receive a minimum of 15% of your annual salary. (Annual salary defined as monthly salary x 12.)

         Except for payments made that are the responsibility of Quaker pursuant to the express terms of the Employment Agreement (and this summary of the general


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terms of employment), Senior Vice President shall be responsible for the payment of all withholding taxes, social security payments, and other applicable governmental taxes, charges, or payments.

 3.       Company Car

         The Senior Vice President is eligible for a company automobile for business and personal use. The car for the Senior Vice President may cost Dfl. 93,000.--, including VAT to be reviewed on a yearly basis.

 4.      Old Age Pension

         An individual Pension Plan prepared by W. Houg and approved by Quaker will be applicable for the Senior Vice President. For this pension arrangement a premium of 16.75% of the Pensionable salary: 13 x monthly salary + vacation allowance (= 8.5% of 12 x monthly gross salary) will be paid by Quaker.

         Early Retirement. The Senior Vice President will continue to participate in Quaker Chemical B.V.'s early retirement arrangement (VUT) as the same may be amended from time to time with the premium to be paid by Quaker. Currently, it provides that the Senior Vice President may retire at the age of 62 1/2 years and will be paid 90% of his annual income (base salary + holiday allowance) during the first year and 80% during the following one and a half years.

         Extra Payment on the Occasion of Retirement/Early Retirement. On the occasion of retirement at the age of 65 or entrance in the early retirement, the Senior Vice President will receive an extra payment of one month gross salary; possible taxes will be deducted.

 5.      Insurance and Additional Arrangements.

         Individual Health Insurance. Quaker has effected a Individual Health Insurance with "Nationale Nederlanden." In principle, there is a 100% coverage. The package also includes a basic dentist insurance; the premium is fully paid by Quaker.

         Business Travel Accident Insurance. The Business Travel Accident Insurance covers all employees in case of accident while traveling on company business. The principal sum of Accidental Death and Dismemberment Insurance is $100,000.

         Apart from this there is a "24 hour Collective Accident/Disability Insurance" that provides coverage for all employees equal to a maximum of three times the yearly income (basic salary plus holiday allowance and 10% bonus).

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         Both policies contain certain exclusions.

         Travel (Luggage) Insurance. Luggage of employees traveling abroad (world coverage) is insured to a maximum of Dfl. 5,000.-- per occasion split up into:

         (a) Luggage: Dfl. 4,000.-- with a maximum of 25% = Dfl. 1,000.-- for high value items (camera, jewelry, etc.);

         (b) Cash: Dfl. 1,000.--. Each individual has an own risk of Dfl. 100,-- per occasion. The premium is paid by Quaker.

         Supplementary Disability Insurance. An additional Disability Insurance has been arranged since the Government Disability Insurance covers in case of a 100% disablement annual salaries up to a maximum of 70% of Dfl. 81,158.-- (for
1999) only. After 24 months of full disablement, the employee will receive a benefit of 80% of 12 x the monthly salary + holiday allowance + a 13th month. The premium is fully paid by Quaker. The policy may exclude certain "high risk" factors depending on medical (non) acceptance.

         Income During Sickness and Permanent Disablement. Employees who comply with the regulation of the Sickness Benefits Act/Disablement Insurance Act will, in case of a total disablement to work because of sickness, receive an addition to 100% net income (including bonus and holiday allowance) during and in total for a maximum period of 24 months.

         AOW/AnW/AWBZ

         The premiums for the Dutch AOW, AnW, and AWBZ will be paid by Quaker (through salary withholding) on behalf of the Senior Vice President in the amount of 29.55% of a maximum of Dfl. 48,175 = Dfl. 14,235.72 (for 1999). Quaker will pay the "overhevelingstoeslag" in the amount of Dfl. 1,830.

         Natural Death. In case of natural death of an employee, heirs are paid an amount equal to three months' salary net.


         WAO/WW


         Quaker will pay the employer's part and employee's part of the WW and WAO premium directly to the respective institute (GAK). The employee part will be withheld from Senior Vice President's salary. Each year, at the Senior Vice President's request, Quaker will provide confirmation that social security and disability premiums and other government charges have been paid to the appropriate governmental authorities.

         Medical Examination. The Senior Vice President is entitled to a yearly medical examination.

         Home Help Arrangement. In case of illness of the wife/life partner of an employee or in case of illness of a single employee with children, Quaker will contribute 50% of the costs of a professional who will take over the normal care of the family under certain conditions.

6.       Holidays.

         Holiday Allowance. The Senior Vice President will be paid a holiday allowance of 8.5% of his gross annual base salary. The holiday allowance is paid out in April.

         The basis number of holidays is 28. This number is increased, according to the age to be reached in the year concerned according to the following table:

                         35 years of age:              + 1 day
                         40 years of age:              + 2 days
                         45 years of age:              + 3 days
                         50 years of age:              + 4 days
                         55 years of age:              + 5 days
                         60 years of age:              + 6 days
                         61 years of age:              + 8 days
                         62 years of age:              + 10 days
                         63 years of age:              + 12 days
                         64 years of age:              + 14 days

7.       Jubilee Gift.

         Employees will receive a jubilee gift:

        On the occasion of 10 years of service a net amount of Dfl. 1,000.--;
        On the occasion of 25 years of service a net amount of Dfl. 2,500.--;
        On the occasion of 30 years of service a net amount of Dfl. 1,000.--;
        On the occasion of 35 years of service a net amount of Dfl. 1,000.--;
        On the occasion of 40 years of service a net amount equal to one month's base salary net.

8.       Relocation.

         Relocation Expenses. If an employee moves to an area within 40 KM from the place where Quaker Chemical Europe is based, he/she will be reimbursed for the transportation of his/her household effects.

         Redecoration Allowance. If an employee moves to an area within 40KM from the place where Quaker Chemical Europe is based, he/she will receive a redecoration allowance to the amount of 1 1/2 times the gross monthly salary net, up to a maximum amount of Dfl. 12,000.-- net (for 1999).

9.       Tax Declaration Fee.

         Quaker will reimburse Senior Vice President up to $3,500 annually for any personal financial planning and tax preparation expenses incurred.


QUAKER CHEMICAL CORPORATION                  Signed for agreement:


         /s/ Joseph W. Bauer                      /s/ Marcus C. J. Meijer
---------------------------------            ---------------------------------
Joseph W. Bauer                              Marcus C. J. Meijer
President and Chief Operating Officer



Date:  9-30-99                               Date:  September 30, 1999
     ----------------------------                 ----------------------------

                                 ADDENDUM 2

JOB TITLE:         GLOBAL INDUSTRY LEADER

JOB PURPOSE:
                   Directs the global development and implementation of strategies for all products and services within specific industry segment in order to achieve ultimate customer satisfaction and realize the financial (P & L) objectives in support of the business strategy. The incumbent establishes the financial objective for the industry brand, including budgeting of sales, marketing and development expenditures. Provides strategic direction for marketing, sales, licensing, acquisition, alliances, research, development, training and planning.



PRINCIPAL REPSONSIBILITIES/ACCOUNTABILITIES

                   1. Ensures the development and execution of the value proposition for all products within industry segment. Responsible for the development and implementation of the strategic plan and the execution of the corresponding tactical plan.

                   2. Coordinates pricing on a global basis for all products and services within industry segment. Ensures appropriate financial analysis has been completed in order to achieve industry and corporate financial objectives. Approves all exceptions to pre-determined pricing guidelines.

                   3. Ensures the development of global and regional advantaged product marketing plans that include the conception, planning, implementation and evaluation of tactical programs and activities supporting the strategic direction for a product.

                   4. Provides strategic direction in conjunction with appropriate corporate function for licensing, alliances, acquisitions, research and development projects.

                   5. Develops the relationships with the appropriate levels at strategic and key accounts whose support of the industry products are integral to the attainment of sales and profit objectives.

                   6. Provides financial analysis related to products within industry segment and develops appropriate benchmark that measures the effectiveness of the industry.

                   7. Responsible for the resource allocation (i.e. reviews the selection, promotion, performance appraisals and development plans of people) supporting the specific industry.

                   8. Steers/directs the selection of new product development concepts that support the business strategy.





                                                            Revised July 6, 1998

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                                   ADDENDUM 3
                To letter of appointment dated as of September 9, 1999
                             to Mr. M. C. J. Meijer
                   Declaration of Secrecy and Non-Competition


Secrecy

         The Senior Vice President acknowledges that information concerning the method and conduct of Quaker's (and any affiliates') business, including, without limitation, strategic and marketing plans, budgets, corporate practices and procedures, financial statements, customer and supplier information, formulae, formulation information, application technology, manufacturing information, and laboratory test methods and all of Quaker's (and any affiliates') manuals, documents, notes, letters, records, and computer programs are Quaker's (and/or Quaker's affiliates, as the case may be) trade secrets ("Trade Secrets") and are the sole and exclusive property of Quaker (and/or Quaker's affiliates, as the case may be). Senior Vice President agrees that at no time during or following employment with Quaker will Senior Vice President use, divulge, or pass on, directly or through any other individual or entity, any Trade Secrets. Upon termination of Senior Vice President's employment with Quaker, or at any other time upon Quaker's request, Senior Vice President agrees to forthwith surrender to Quaker any and all materials in his possession. Trade Secrets do not include information that is in the public domain at no fault of the Senior Vice President.

Non-Competition

         For a period of twelve (12) months after the termination of Senior Vice President's employment with Quaker, Senior Vice President agrees, regardless of the reason for the termination of employment hereunder, that he will not:

                  (a) directly or indirectly, together or separately or with any third party, whether as an individual proprietor, partner, stockholder, officer, director, joint venturer, investor, or in any other capacity whatsoever actively engage in business or assist anyone or any firm in business as a manufacturer, seller, or distributor of chemical specialty products or chemical management services which are the same, like, similar to, or which compete with the products and services offered by employer (or any of its affiliates); and

                   (b) recruit or solicit any employee of Quaker or otherwise induce such employee to leave the employ of Quaker or to become an employee or otherwise associated with his or any firm, corporation, business, or other entity with which the Senior Vice President is or may become associated.

         The undersigned Senior Vice President forfeits in favor of Quaker a penalty payable forthwith of Dfl. 100,000.-- for each day of infringement of the above-mentioned prohibition, without prejudice to the right of Quaker to claim actual damages in addition to such penalty. Quaker may at any time at its own initiative, or at the request of the undersigned Senior Vice President, wholly or partly waive the stipulation referred to in this article. As long as the undersigned Senior Vice President has not requested Quaker to waive the stipulation as referred to in this article, this stipulation shall be deemed between the parties not to harm the Senior Vice President unreasonably, nor to impede him in a significant way to be employed otherwise than by Quaker.


QUAKER CHEMICAL CORPORATION                  Signed for agreement:



     /s/ Joseph W. Bauer                         /s/ Marcus C. J. Meijer
---------------------------------            ---------------------------------
Joseph W. Bauer                              Marcus C. J. Meijer



Date:  9-30-99                               Date:  September 30, 1999
     ----------------------------                 ----------------------------